Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PERPETUAL PREFERRED STOCK OF

POWER SOLUTIONS INTERNATIONAL, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Power Solutions International, Inc., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”), on March     , 2017, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Company’s preferred stock, par value $0.001 per share, with a liquidation preference (as further set out in Section 3) of $16.00 per share (the “Liquidation Preference”), which shall be designated as Series B Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”), consisting of 2,385,624 shares, no shares of which have heretofore been issued by the Company, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

Certain defined terms used in this Certificate of Designation have the meanings assigned thereto in Section 14.

Section 1.    Ranking. The Series B Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, (a) senior to the common stock, par value $0.001 per share, of the Company (the “Common Stock”), whether now outstanding or hereafter issued, and to each other class or series of stock of the Company (including any series of preferred stock established after March     , 2017 (the “Issue Date”) by the Board of Directors) the terms of which do not expressly provide that such class or series ranks senior to, or pari passu, with the Series B Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Junior Stock”); (b) pari passu with each other class or series of stock of the Company (including any series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks pari passu with the Series B Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Parity Stock”); and (c) junior to each other class or series of stock of the Company (including any series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Senior Stock”). The Company’s ability to issue Capital Stock that ranks pari passu with or senior to the Series B Preferred Stock shall be subject to the provisions of Section 4.

Section 2.    Dividends.

(a)    Prior to the Dividend Accrual Date. Prior to the Dividend Accrual Date, Holders of shares of Series B Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends on the shares of Common Stock as if immediately prior to each record date for the Common Stock, shares of Series B Preferred Stock then outstanding were converted into shares of Common Stock in accordance with the terms hereof. Dividends payable pursuant to this Section 2(a) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless dividends contemplated by this Section 2(a) are also paid at the same time in respect of the Series B Preferred Stock on a pro rata basis. Each dividend shall be payable to the holders of record of shares of Series B Preferred Stock as they appear on the stock records of the Company at the close of business on the same day as the record date for the payment of dividends to the holders of shares of Common Stock.

(b)    Following the Dividend Accrual Date. Commencing on and following the Dividend Accrual Date, Holders of shares of Series B Preferred Stock shall be entitled to cumulative dividends on the Series B Preferred Stock payable quarterly, which dividend shall be declared by the Board of Directors or a duly authorized committee thereof, out of the assets of the Company legally available therefor, and thereafter, if so declared, be payable on the 15th calendar day (or the following Business Day if the 15th is not a Business Day) of January, April, July and October of each year (each such date being referred to herein as a “Dividend Payment Date”) (the period between each such Dividend Payment Date, a “Dividend Period”) at the rate per annum of 10% per share on the Liquidation Preference; provided that, in the event that on any Dividend Payment Date, the Company is not permitted to declare or pay such dividend or incur such liability either (x) as a matter of law or (y) under the terms of the Company’s debt financing agreements, such dividend (a “Deferred Dividend”) shall not be declared by the Board of Directors, shall not be paid or payable on such Dividend Payment Date and no liability shall be incurred in respect thereof, and instead, such Deferred Dividend shall be declared, become payable and be paid and the liability in respect thereof be incurred on the first succeeding Dividend Payment Date on which the Company is not prohibited from declaring, paying and incurring the liability in respect of such Deferred Dividend (and, for the avoidance of doubt, such Deferred Dividend shall be payable in addition to, and not in lieu of, any dividend which would ordinarily be payable on such succeeding Dividend Payment Date). The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

For purposes of this Section 2(b), a dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date (or, if there is no preceding Dividend Payment Date, the Dividend Accrual Date) and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable on a Dividend Payment Date shall be payable to Holders of record on the later of (i) the close of business on the first calendar day (or the following Business Day if such first calendar day is not a Business

Day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board of Directors or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).

(c)    Payment of Dividends. Notwithstanding anything to the contrary herein, the Company shall make each dividend payment on the Series B Preferred Stock in cash (or, if applicable, in the same form as such dividend is paid to holders of Common Stock). Each fractional share of Series B Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accumulating with respect to each outstanding share of Series B Preferred Stock pursuant to Section 2, and all such dividends with respect to such outstanding fractional shares shall accumulate (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 2 with respect to dividends on each outstanding share of Series B Preferred Stock. Interest at a rate of 10% per annum shall be payable in respect of any Deferred Dividend.

(d)    Payment Restrictions. No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Series B Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series B Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series B Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the aggregate amounts of dividends declared per share on, and the amounts of such dividends declared per share on, the Series B Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred Stock and such other Parity Stock bear to each other.

Section 3.    Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each Holder shall be entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount equal to the greater of (i) the aggregate Liquidation Preference attributable to shares of Series B Preferred Stock held by such Holder plus an amount equal to the sum of all accrued and unpaid dividends for the then-current dividend period, and (ii) the product of (x) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Common Stock or such other class or series of securities into which the Series B Preferred Stock is then convertible (assuming the conversion of each share of Series B Preferred Stock), multiplied by (y) the number of shares of Common Stock or such other securities into which the shares of Series B Preferred Stock held by such Holder are then convertible.

For the purposes of the immediately preceding paragraph, (i) the sale of all or substantially all of the property or business of the Company, (ii) the merger, conversion or consolidation of the Company into or with any other Person or (iii) the merger, conversion or consolidation of any other Person into or with the Company, shall constitute a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

In the event the assets of the Company available for distribution to Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 3, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends to which each series is entitled.

Section 4.    Voting Rights. (a) The Holders of shares of Series B Preferred Stock will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 4.

(a)    So long as any Series B Preferred Stock is outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, will be required (i) for any amendment of the Certificate of Incorporation if the amendment would alter or change the powers, preferences, privileges or rights of the Holders with respect to the Series B Preferred Stock so as to affect them adversely, (ii) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Senior Stock, or (iii) to reclassify any authorized stock of the Company into any Parity Stock or Senior Stock, or any obligation or security convertible into or evidencing a right to purchase any Senior Stock.

Section 5.    Conversion.

(a)    Mandatory Conversion. Effective as of the close of business on the Stockholder Approval Date, with respect to the shares of Series B Preferred Stock of a Holder, such Holder’s shares of Series B Preferred Stock shall automatically, without any action of such Holder, convert into a number of shares of Common Stock equal to the aggregate Liquidation Preference of such shares of Series B Preferred Stock divided by the Conversion Price then in effect (such quotient, the “Conversion Shares”). Upon conversion, Holder shall become the largest stockholder of the Company (assuming it has not transferred any shares of Common Stock it acquired under the Stock Purchase Agreement).

(b)    In addition, effective as of the close of business on the Stockholder Approval Date, to the extent that the Company has deferred the payment of cash dividends on the Series B Preferred Stock pursuant to Section 2(b) herein, such unpaid Deferred Dividends shall be cancelled and null.

No Holder may convert shares of Series B Preferred Stock to Common Stock other than pursuant to Section 5(a).

(c)    Conversion Procedures.

(i)    In the event of conversion pursuant to Section 5(a), the Company shall deliver as promptly as practicable written notice to each Holder specifying: (A) the Stockholder Approval Date; (B) the number of shares of Common Stock to be issued in respect of each share of Series B Preferred Stock that is converted; (C) the place or places where certificates or evidence of book-entry notation for such shares of Series B Preferred Stock are to be surrendered for issuance of certificates or evidence of book-entry notation representing shares of Common Stock; and (D) that dividends on the shares of Series B Preferred Stock to be converted will cease to accrue on such Stockholder Approval Date. Unless the shares of Common Stock issuable upon such conversion are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered, each share surrendered for mandatory conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder thereof or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax in accordance with Section 15(f).

(ii)    The conversion shall be deemed to have been effected at the close of business on the Stockholder Approval Date. At such time: (A) the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such mandatory conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; and (B) such shares of Series B Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 5.

(iii)    [reserved]

(iv)    In connection with the mandatory conversion of shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay an amount of cash in respect of such fractional interest equal to such fractional interest multiplied by the Market Value per share of Common Stock on the Stockholder Approval Date.

Section 6.    Settlement upon Conversion. The Company shall satisfy its obligation to deliver Conversion Shares (or such other class or series of securities into which the Series B Preferred Stock is then convertible) upon conversion of Series B Preferred Stock by delivering to each Holder surrendering shares of Series B Preferred Stock for conversion a number of shares of Common Stock (or such other class or series of securities into which the Series B Preferred

Stock is then convertible) equal to the Conversion Shares to which such Holder is entitled pursuant to Section 5 (provided that the Company will deliver cash in lieu of fractional shares), as soon as practicable but in no event later than the fifth Business Day following the Stockholder Approval Date.

Section 7.    Anti-dilution Adjustments. (a) The Conversion Price shall be subject to the following adjustments from time to time:

(i)    Stock Dividends. In case the Company shall pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that no such adjustment to the Conversion Price shall be made if the Holders would be entitled to receive such dividend or other distribution pursuant to Section 2.

(ii)    Stock Purchase Rights. In case the Company shall issue to all holders of its Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common Stock less than 100% of the Market Value on the date fixed for the determination of stockholders of the Company entitled to receive such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that no such adjustment to the Conversion Price shall be made if the Holders would be entitled to receive such options, warrants or other rights pursuant to Section 2; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of a Triggering Event, then the Conversion Price will not be adjusted until the earlier of (1) such Triggering Event occurs or (2) the date when the conversion of Series B Preferred Stock into Common Stock occurs.

(iii)    Stock Splits, Reverse Splits and Combinations. In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or combination becomes effective.

(iv)    Debt, Asset or Security Distributions. (A) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to in paragraph (ii) of this Section 7(a), any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off referred to in the next subparagraph, or any dividend or distribution referred to in paragraph (i) of this Section 7(a)), the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be such Market Value minus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Value on the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution. In any case in which this subparagraph (iv)(A) is applicable, subparagraph (iv)(B) of this Section 7(a) shall not be applicable. No adjustment to the Conversion Price shall be made if the Holders would be entitled to receive such dividend or distribution pursuant to Section 2.

(A)    In the case of a Spin-off, the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of stockholders of the Company entitled to receive such distribution shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which shall be the Market Value minus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the shares (or fractions thereof) of Capital Stock or similar equity interests so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Value. Any adjustment to the Conversion Price under this subparagraph (iv)(B) will occur on the date that is the earlier of (1) the tenth Trading Day from, and including, the effective date of the Spin-off and (2) the date of the Initial Public Offering of the securities being distributed in the Spin-off, if that Initial Public Offering is effected simultaneously with the Spin-off. No adjustment to the Conversion Price shall be made if the Holders would be entitled to receive such dividend or distribution pursuant to Section 2.

(v)    Tender Offers. In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of Common Stock that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be reduced by multiplying the Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

(b)    De Minimis Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 7 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of such Conversion Price. No adjustment under this Section 7 shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock.

(c)    Tax-Related Adjustments. The Company may make such reductions in the Conversion Price, in addition to those required by this Section 7, as the Board of Directors considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction in the Conversion Price.

(d)    Stockholder Rights Plans. Upon conversion of the Series B Preferred Stock, to the extent that the Holders receive Common Stock, such Holders shall receive, in addition to the shares of Common Stock, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the Conversion Price pursuant to Section 7(a)(ii) or 7(a)(iv), provided that the Company has provided for the Holders to receive such rights upon conversion, and provided, further, that the Holders shall not be permitted to receive such rights to the extent that any of the Holders or their respective Affiliates is the “Acquiring Person” under such stockholder rights plan or otherwise participates in any manner in the event that triggers the distribution of rights thereunder.

(e)    Notice of Adjustment. Whenever the Conversion Price is adjusted in accordance with this Section 7, the Company shall (i) compute the Conversion Price in accordance with this Section 7 and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to this Section 7 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

(f)    Reversal of Adjustment. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(g)    Exceptions to Adjustment. The applicable Conversion Price shall not be adjusted:

(i)    upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(ii)    upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(iii)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(iv)    upon the issuance of any shares of Common Stock or any other security of the Company in connection with acquisitions of assets or securities of another Person, including with respect to any merger or consolidation or similar transaction, including any such obligations in effect as of the Issue Date and any such obligations entered into after the Issue Date;

(v)    for a change in the par value of the Common Stock;

(vi)    upon the issuance of any shares of Common Stock or any other security of the Company in connection with the exercise of the Warrants;

(vii)    upon the issuance of any shares of Common Stock or any other security of the Company to the Holders or their Affiliates pursuant to the terms of the Stock Purchase Agreement;

(viii)    for accrued and unpaid dividends on the Series B Preferred Stock; or

(ix)    for any other issuance of securities of the Company for which the Holders then holding a majority of the outstanding shares of Series B Preferred Stock provide a waiver of such adjustment in such Holders’ sole discretion.

Section 8.    Redemption

(a)    Redemption at the Holder’s Option. Subject to the terms of this Section 8, at any time after the first anniversary of the Issue Date, any Holder may require the Company to redeem up to one hundred percent (100%) of the outstanding shares of Series B Preferred Stock held by such Holder at such time. Any election by the Holders of Series B Preferred Stock to exercise such Holders’ right of redemption as provided below shall be effected by providing written notice to the Company, which shall set forth the date for such redemption that shall be at least ten (10) business days following the date of such notice.

(b)    Redemption Date; Redemption Price. Any date upon which a redemption is to occur in accordance with this Section 8 shall be referred to as a “Redemption Date.” The redemption price for each share of Series B Preferred Stock redeemed pursuant to this Section 8 shall be the Liquidation Preference plus an amount equal to all accrued and unpaid dividends (the “Redemption Price”). The aggregate Redemption Price in respect of shares of Series B Preferred Stock to be redeemed shall be payable in cash in immediately available funds on the Redemption Date. Following the Company’s receipt of the redemption notice specified in Section 8(a) and until the aggregate Redemption Price has been paid in cash for all shares of Series B Preferred Stock to be redeemed as of the applicable Redemption Date: (A) no cash dividend whatsoever shall be paid or declared, and no distribution shall be made on any capital stock of the Company (other than the Series B Preferred Stock); and (B) no shares of capital stock of the Company (other than the Series B Preferred Stock) or any direct or indirect subsidiary shall be purchased, redeemed, or acquired (and no monies shall be paid into or set aside or made available for a sinking fund or otherwise for the purchase, redemption, or acquisition thereof).

(c)    Redemption Prohibited. If, at a Redemption Date, the Company is prohibited under DGCL from redeeming all shares of Series B Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Series B Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the fullest extent possible under DGCL and shall redeem the remaining shares to be redeemed as soon as the Company is not prohibited from redeeming some or all of such shares under DGCL. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights, dividends and preferences provided in this Certificate and this Section 8(c) shall continue to apply until all shares of Series B Preferred Stock are redeemed.

(d)    Dividend After Redemption Date. From and after the date specified for redemption in the election notice as set forth in Section 8(a), no shares of Series B Preferred Stock subject to redemption shall be entitled to any further dividends; provided, however, that in the event that shares of Series B Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section 8(c), such shares shall continue to be entitled to dividends and interest thereon until the date on which such shares are actually redeemed by the Company.

(e)     Surrender of Certificates. Upon receipt of the applicable Redemption Price by certified check or wire transfer, Holders of shares of Series B Preferred Stock to be redeemed shall surrender the certificate or evidence of book-entry notation for such shares of Series B Preferred Stock to the Company, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto).

Section 9.    Recapitalizations, Reclassifications and Changes in the Company’s Stock. In the event of any reclassification of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger of the Company with or into another Person (other than with a Subsidiary of the Company) or any merger of another Person with or into the Company (other than a consolidation or merger in which the Company is the resulting or surviving Person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon conversion of its shares of Series B Preferred Stock, a Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock were convertible immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of the Common Stock. In the event that at any time, as a result of an adjustment made pursuant to this Certificate of Designation, the Holders shall become entitled upon conversion to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in this Certificate of Designation.

Section 10.    Consolidation, Merger and Sale of Assets. (a) The Company, without the consent of the Holders, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company (any of the foregoing, “Reorganization”); provided, however, that (i) the shares of Series B Preferred Stock will become the kind and amount of securities of such successor, transferee or lessee, cash and other property receivable by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock were convertible immediately prior to such Reorganization; and (ii) the Company delivers to the Transfer Agent an Officer’s Certificate and an Opinion of Counsel, acceptable to the Transfer Agent, stating that such Reorganization complies with this Certificate of Designation.

(a)    Upon any consolidation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of all or substantially all the assets of the Company as described in Section 10(a), the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the shares of Series B Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series B Preferred Stock.

Section 11.    Notices. (a) When the Company is required, pursuant to this Certificate of Designation, to give notice to Holders by issuing a press release, rather than directly to Holders, the Company shall do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.

(a)    When the Company is required, pursuant to this Certificate of Designation, to give notice to Holders without specifying the method of giving such notice, the Company shall do so by sending notice via first class mail or by overnight courier to the Holders of record as of a reasonably current date.

Section 12.    Transfer of Securities. (a) The shares of Series B Preferred Stock and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock (collectively, the “Securities”) have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws.

(a)    Except in connection with a registration statement relating to the Securities, if shares of Series B Preferred Stock in certificated form are delivered upon the transfer, exchange or replacement of shares of Series B Preferred Stock bearing the Restricted Stock Legend, or if a request is made to remove such Restricted Stock Legend on shares of

Series B Preferred Stock, the shares of Series B Preferred Stock so issued shall bear the Restricted Stock Legend and the Restricted Stock Legend shall not be removed unless there is delivered to the Company and the Transfer Agent such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Company, that such shares of Series B Preferred Stock are not “restricted securities” within the meaning of Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Transfer Agent, at the direction of the Company, shall countersign and deliver shares of Series B Preferred Stock that do not bear the Restricted Stock Legend.

(b)    Shares of Common Stock issued upon a conversion of the shares of Series B Preferred Stock bearing the Restricted Stock Legend, prior to the first anniversary of the Issue Date, shall be in global form and bear a restricted common stock legend that corresponds to the Restricted Stock Legend (the “Restricted Common Stock Legend”).

(c)    The Company will refuse to register any transfer of Securities that is not made in accordance with the provisions of the Restricted Stock Legend or the Restricted Common Stock Legend, as applicable, provided that the provisions of this Section 12(c) shall not be applicable to any Security that does not bear any Restricted Stock Legend or any Restricted Common Stock Legend.

Section 13.    Certain Tax Matters. The Company and the Holders acknowledge and agree that it is intended that the Series B Preferred Stock not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and that neither the Company nor the Holders shall treat the Series B Preferred Stock as such. The Company shall be entitled to deduct and withhold from any payment of cash, shares of Series B Preferred Stock, shares of Common Stock or other consideration deliverable to a Holder of a share of Series B Preferred Stock, any amounts required to be deducted or withheld under applicable U.S. federal, state, local or foreign tax laws with respect to such payment or issuance. In the event the Company paid withholding taxes to a governmental authority in respect of any amount treated as a distribution on a share of Series B Preferred Stock, the Company shall be entitled to deduct any such taxes from any subsequent payment of cash, shares of Series B Preferred Stock, shares of Common Stock or other consideration otherwise deliverable to a Holder of a share of Series B Preferred Stock.

Section 14.    Definitions.

(a)    “Board of Directors” has the meaning set forth in the first paragraph of this Certificate of Designation.

(b)    “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

(c)    “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the City of New York are authorized or required by law or executive order to close.

(d)    “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(e)    “Certificate of Incorporation” has the meaning set forth in the first paragraph of this Certificate of Designation.

(f)    “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded. In the absence of such a quotation, the Closing Sale Price of the Common Stock will be an amount determined in good faith by the Board of Directors to be the fair market value of such Common Stock, and such determination shall be conclusive.

(g)    “Common Stock” has the meaning set forth in Section 1.

(h)    “Company” has the meaning set forth in the first paragraph of this Certificate of Designation.

(i)    “Conversion Price” shall initially equal $8.00 per share of Common Stock, and shall be subject to adjustment as set forth in Section 7.

(j)    “Conversion Shares” has the meaning set forth in Section 5(a).

(k)    “DGCL” has the meaning set forth in the first paragraph of this Certificate of Designation.

(l)    “Dividend Accrual Date” means the date that is one hundred and eighty (180) days following the Issue Date.

(m)    “Dividend Payment Date” has the meaning set forth in Section 2(b).

(n)    “Dividend Record Date” has the meaning set forth in Section 2(b).

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)    “Expiration Time” has the meaning set forth in Section 7(a)(v).

(q)    “Holder” means the Person in whose name a share of Series B Preferred Stock is registered.

(r)    “including” means “including, without limitation”.

(s)    “Initial Public Offering” means, in the event of a Spin-off, the first time securities of the same class or type as the securities being distributed in the Spin-off are bona fide offered to the public for cash.

(t)    “Issue Date” has the meaning set forth in Section 1.

(u)    “Junior Stock” has the meaning set forth in Section 1.

(v)    “Liquidation Preference” has the meaning set forth in the second paragraph of this Certificate of Designation.

(w)     “Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Common Stock for a ten consecutive Trading Day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

(x)    “NASDAQ” means the Nasdaq Stock Market.

(y)     “Officer” means the Chairman of the Board, President, Chief Executive Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.

(z)    “Officer’s Certificate” means a certificate signed by two Officers.

(aa)    “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Company or the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

(bb)    “Parity Stock” has the meaning set forth in Section 1.

(cc)    “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity.

(dd)    “Purchased Shares” has the meaning set forth in Section 7(a)(v).

(ee)    “Reorganization” has the meaning set forth in Section 10(a).

(ff)    “Redemption Date” has the meaning set forth in Section 8(b).

(gg)    “Redemption Price” has the meaning set forth in Section 8(b).

(hh)    “Restricted Common Stock Legend” has the meaning set forth in Section 12(b).

(ii)    “Restricted Stock Legend” means a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(jj)    “Securities” has the meaning set forth in Section 12(a).

(kk)    “Securities Act” means the Securities Act of 1933, as amended.

(ll)    “Senior Stock” has the meaning set forth in Section 1.

(mm)    “Series B Preferred Stock” has the meaning set forth in the first paragraph of this Certificate of Designation.

(nn)    “Shareholders Agreement” means the Shareholders Agreement, dated as of March 20, 2017, by and among, the Company, Gary Winemaster, Kenneth Winemaster and Weichai America Corporation, as amended or modified from time to time

(oo)    “Spin-off” means a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company.

(pp)    “Stock Purchase Agreement” means the Share Purchase Agreement, dated as of March 20, 2017, by and among, the Company and Weichai America Corporation, as amended or modified from time to time.

(qq)    “Stockholder Approval” means the stockholder approval of the proposals to issue Common Stock upon conversion of the Series B Preferred Stock and exercise of the Warrants for purposes of NASDAQ Listing Rule 5635.

(rr)    “Stockholder Approval Date” means the date on which the Stockholder Approval is obtained.

(ss)    “Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(tt)    “Trading Day” means any day on which the U.S. national stock exchange on which the Common Stock are then listed and traded is open for trading in securities based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time).

(uu)    “Transaction” has the meaning set forth in Section 9.

(vv)    “Transfer Agent” means the Company’s transfer agent.

(ww)    “Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, options or warrants.

(xx)    “Warrants” has the meaning accorded to such term in the Share Purchase Agreement.

Section 15.    Miscellaneous.

(a)    The Liquidation Preference and any dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (and such determination shall be conclusive) and submitted by the Board of Directors to the Transfer Agent.

(b)    For the purposes of Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(c)    If the Company shall take any action affecting the Common Stock, other than any action described in Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Conversion Price for the Series B Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(d)    The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted. For purposes of this Section 15(d), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(e)    The Company covenants that any shares of Common Stock issued upon conversion of the Series B Preferred Stock shall be duly and validly issued and fully paid and nonassessable, free from preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof, except for transfer restrictions imposed by applicable securities laws.

(f)    The Company shall pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon conversion of the Series B Preferred Stock; provided, however, that the Company shall not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of the Series B Preferred Stock to be converted, and the Holder shall be responsible for any such tax.

(g)    Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(h)    Series B Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Series B Preferred Stock.

(i)    Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Series B Preferred Stock, or dividends thereon, and unclaimed at the end of seven years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the Holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accumulated on funds so deposited shall be paid to the Company from time to time.

(j)    Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation or the Certificate of Incorporation.

(k)    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(l)    If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(m)    Shares of Series B Preferred Stock that (i) have not been issued on or before the Issue Date or (ii) have been issued and reacquired in any manner, including shares of Series B Preferred Stock purchased or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Series B Preferred Stock must be in compliance with the terms hereof.

(n)    If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Company and the Transfer Agent.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed this      day of                     .

POWER SOLUTIONS INTERNATIONAL, INC.

By	/s/
Name:
Title: